Exhibit 99.2

Mikron Industries, Inc.

Interim Balance Sheet

(In Thousands)

September 30, 2004
(Unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	100
Trade accounts receivable, less allowance for doubtful accounts	15,217
Notes, contracts & employee receivables	71
Inventory	8,319
Prepaids & other current assets	3,014
TOTAL CURRENT ASSETS	26,721

Property, plant & equipment	156,745
Less accumulated depreciation and amortization	(77,594)
Property, plant & equipment, net	79,151
Loan origination fees, net	241
Deposits	52
Other assets	3,000
TOTAL ASSETS	109,165

LIABILITIES AND STOCKHOLDER’S EQUITY

CURRENT LIABILITIES:
Accounts payable	14,608
Accrued liabilities	13,286
Accrued taxes payable	761
Notes Payable	3,408
Current portion of long-term debt	3,593
TOTAL CURRENT LIABILITIES	35,656

Long term debt	21,826
Deferred revenue	738
Warranty provision	375
TOTAL LIABILITIES	58,595

STOCKHOLDERS EQUITY:
Common stock	21
Additional paid-in capital	62
Retained Earnings	50,487
TOTAL STOCKHOLDERS EQUITY	50,570

TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	109,165

Mikron Industries, Inc.

Interim Statement of Income

(In Thousands)

	Nine Months Ended September 30,
	2004	2003
	(Unaudited)

Net sales	$160,154	$132,068
Cost of sales	124,887	101,582
Selling, general and administrative expense	14,730	13,618
Depreciation and amortization	8,384	6,537
Operating income	12,153	10,331
Interest expense	(1,358)	(1,688)
Other, net	(1,136)	(8)
Net earnings	$9,659	$8,635

Mikron Industries, Inc.

Interim Statement of Cash Flows

(In Thousands)

	Nine Months Ended September 30,
	2004	2003
	(Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	9,659	8,635
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	8,222	5,904
Equity in earnings of HC Franzheim Associates, LLC	—	(7,327)
Amortization of deferred revenue	(7)	523
Receivables	(5,589)	(5,450)
Inventory	(1,005)	(1,258)
Accounts payable	9,917	6,024
Accrued expenses & other current liabilities	(1,584)	819
Other assets / liabilities	701	—
Net cash provided by operating activities	20,314	7,870

CASH FLOWS FROM INVESTING ACTIVITIES:
Net additions to fixed assets	(24,127)	(16,783)
Proceeds from sale of fixed assets	1,251	225
Reductions in notes, contracts & advances	(1,454)	(683)
Decrease in deposits and other	497	—
Net cash used in investing activities	(23,833)	(17,241)

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends paid	(1,359)	(4,180)
Payments on long-term notes and capital leases	(218)	(3,619)
Net cash used in financing activities	(1,577)	(7,799)

Increase (Decrease) in Cash	(5,096)	(17,170)

Cash and cash equivalents at beginning of period	5,196	22,265
Cash and cash equivalents at end of period	100	5,095